Sub-Item 77Q1(d): Copies of Constituent Instruments Defining the Rights of the Holders of Any New Class of Securities Relating to Sub-Item 77I

The terms of the Class A, Class C, Institutional and Class IR Shares for the Goldman Sachs Korea Equity Fund and Goldman Sachs India Equity Fund are described in Post-Effective Amendment No. 279 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange Commission on April 28, 2011 (Accession No. 0000950123-11-041091).